Exhibit 99.1

Contact:
Amy C. Chang
Vice President, Investor Relations
866.861.3229

AMN HEALTHCARE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 RESULTS

Reports quarterly revenue of $248 million, up 12% year-over-year

Diluted EPS from continuing operations of $0.15 vs. $0.04 in prior year

SAN DIEGO – (February 21, 2013) – AMN Healthcare Services, Inc. (NYSE: AHS), healthcare’s innovator in workforce solutions and staffing services, today announced fourth quarter 2012 financial results which exceeded the Company’s guidance for both revenue and adjusted EBITDA. Fourth quarter and full year financial highlights are as follows:

Dollars in millions, except per share amounts.*

	Q4 2012	% Chg Q4 2011	% Chg Q3 2012	Full Year 2012	% Chg Full Year 2011
Revenue	$247.8	12%	2%	$954.0	7%
Gross profit	$70.6	12%	2%	$270.4	8%
Net income	$7.1	321%	21%	$16.3	225%
Diluted EPS	$0.15	275%	25%	$0.35	218%
Adjusted EBITDA**	$19.2	22%	2%	$73.7	15%
Adjusted diluted EPS**	$0.15	275%	25%	$0.47	194%

*	Amounts in the table exclude the impact of the discontinued operations associated with the disposal of the Home Healthcare Services segment in January 2012.
**	See notes (2) and (4) under “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

•	Full year consolidated revenue grew 7% and adjusted EBITDA grew 15%. The 50 basis point increase in adjusted EBITDA margin to 7.7% for the year was driven by improved gross margin and SG&A leverage.

•

Fourth quarter consolidated revenue grew 12% and adjusted EBITDA grew 22% year-over-year. The increase was driven primarily by Nurse and Allied Healthcare Staffing, AMN’s largest segment, which had revenue growth of 18% year-over-year and 5% sequentially.

•	Locum Tenens Staffing fourth quarter revenue was down 3% year-over-year and 7% sequentially. Physician Permanent Placement Services revenue was up 8% year-over-year and 1% sequentially.

•	Fourth quarter consolidated gross margin of 28.5% was higher by 20 basis points year-over-year and remained steady over prior quarter.

•	Cash flow from operations was $61 million for the full year and $18 million for the fourth quarter, enabling the Company to significantly reduce its long-term debt.

“AMN Healthcare made tremendous strides in executing on our long-term strategy during 2012. The investments we made to develop successful, innovative workforce solutions, coupled with the strong execution by our teams, have created significant differentiation and value for our clients,” said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. “We expect 2013 to be another year of steady growth, improved profitability and solid cash flows. Further growth in MSP and other workforce solutions is expected and we will continue to be at the forefront of innovating and delivering quality, economically beneficial solutions and staffing services to our clients as they navigate through the transformational trends in healthcare.”

Full Year 2012 Results

Full year consolidated revenue was $954 million, an increase of 7% from prior year. Nurse and Allied Healthcare Staffing segment revenue was $654 million, a year-over-year increase of 15%. The Travel Nurse business contributed the greatest growth with a 22% revenue increase over prior year. Locum Tenens Staffing segment revenue was $261 million, a year-over-year decrease of 6%. Physician Permanent Placement Services segment revenue was flat with prior year at $39 million, and up 9% without the impact of deferred revenue accounting changes implemented in 2011.

Full year gross margin was 28.3% as compared to 28.1% for prior year. The year-over-year improvement was due primarily to an increase in the Locum Tenens Staffing segment gross margin of 210 basis points.

Full year SG&A expenses were $203 million, representing 21.3% of revenue as compared to 22.0% for the prior year. The improvement was due primarily to improved SG&A leverage and the absence of integration-related expenses, partially offset by increased spending in support of revenue growth and strategic initiatives to enhance candidate recruitment, workforce solutions, and technology infrastructure.

Full year adjusted EBITDA grew 15% to $74 million. Adjusted EBITDA margin of 7.7% represented a 50 basis point increase over prior year and was driven by improvement in gross margin and operating leverage. Full year net income from continuing operations was $16 million. Full year net income per diluted common share from continuing operations was $0.35. Adjusted diluted earnings per share for the full year was $0.47.

As of December 31, 2012, cash and cash equivalents totaled $6 million. Full year cash flow from operations was $61 million, which enabled debt payments of $50 million throughout the year. The Company ended the year with total debt outstanding, net of discount, of $158 million, with a leverage ratio of 2.4 to 1. Capital expenditures during the year were $5 million.

Fourth Quarter 2012 Results

For the fourth quarter of 2012, consolidated revenue was $248 million, an increase of 12% from the same quarter last year and 2% sequentially. Fourth quarter revenue for the Nurse and Allied Healthcare Staffing segment was $175 million, up 18% from the same quarter last year and 5% sequentially. Locum Tenens Staffing segment revenue in the fourth quarter was $63 million, a decrease of 3% from the same quarter last year and 7% sequentially. Fourth quarter Physician Permanent Placement Services segment revenue was $10 million, an increase of 8% from the same quarter last year and 1% sequentially.

Fourth quarter gross margin of 28.5% was higher by 20 basis points than the same quarter last year and flat sequentially. The increase was due primarily to the gross margin improvement in the Locum Tenens Staffing segment over prior year.

SG&A expenses for the fourth quarter were $53 million, representing 21.4% of revenue, compared to 22.1% of revenue in the same quarter last year and 21.5% of revenue in the prior quarter. The improvement from the prior year was due to improved operating leverage.

Fourth quarter adjusted EBITDA grew 22% year-over-year to $19 million. Adjusted EBITDA margin of 7.8% represented a 70 basis point increase over prior year and was driven by improvement in gross margin and operating leverage. Fourth quarter net income from continuing operations was $7 million. Fourth quarter net income per diluted common share from continuing operations and adjusted diluted earnings per share were $0.15.

Fourth quarter cash flow from operations was $18 million and capital expenditures were $2 million. The Company made $12 million of voluntary debt prepayments during the fourth quarter.

Business Trends and Outlook

The Company expects first quarter consolidated revenue to be between $246 million and $250 million, representing year-over-year revenue growth of 9% to 10%. This reflects two fewer calendar days in the quarter, which primarily has an impact on our Nurse Staffing businesses. Gross margin is expected to be 28.0% to 28.5%. SG&A expenses as a percentage of revenue are expected to be 21.0% to 21.5%. Adjusted EBITDA margin is expected to be 7.5% to 8.0%.

About AMN Healthcare

AMN Healthcare is the innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. AMN Healthcare’s workforce solutions - including managed services programs, recruitment process outsourcing and consulting services - enable providers to successfully reduce complexity, increase efficiency and improve patient outcomes within the rapidly evolving healthcare environment. The Company provides unparalleled access to the largest network of quality clinicians and physicians through its innovative recruitment strategies and breadth of career opportunities. Clients include acute-care hospitals, government facilities, community health centers and clinics, physician practice groups and many other healthcare settings. For more information, visit http://www.amnhealthcare.com.

Conference Call on February 21, 2013

AMN Healthcare Services, Inc.’s fourth quarter and full year 2012 conference call will be held on Thursday, February 21, 2013, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1092 in the U.S. or (612) 234-9960 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. A telephonic replay of the call will also be available at 7:30 p.m. Eastern Time on February 21, 2013, and can be accessed until 11:59 p.m. Eastern Time on March 7, 2013, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 279563.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) segment operating income, (2) adjusted EBITDA, (3) adjusted EBITDA margin, and (4) adjusted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that segment operating income, adjusted EBITDA and adjusted EBITDA margin serve as industry-wide financial measures, and it uses segment operating income and adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to GAAP, and may be different from non-GAAP measures, or may be calculated differently than other similarly title captioned non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled Supplemental Financial and Operating Data under the caption entitled “Reconciliation of Non-GAAP Items” or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding 2013 first quarter revenue, gross margin, SG&A, and adjusted EBITDA margin. The Company based these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its other periodic reports as well as its current and other reports filed with the Securities and Exchange Commission. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012	2011
Revenue	$247,841	$222,053	$243,912	$953,951	$887,466
Cost of revenue	177,214	159,268	174,329	683,554	638,147

Gross profit	70,627	62,785	69,583	270,397	249,319

	28.5%	28.3%	28.5%	28.3%	28.1%
Operating expenses:
Selling, general and administrative	53,049	48,963	52,375	202,904	195,348
	21.4%	22.1%	21.5%	21.3%	22.0%
Depreciation and amortization	3,469	3,845	3,435	14,151	16,324

Total operating expenses	56,518	52,808	55,810	217,055	211,672

Income from operations	14,109	9,977	13,773	53,342	37,647
Interest expense, net (including loss on debt extinguishment of $9,815 for the year ended December 31, 2012)	3,208	5,620	3,688	26,019	23,727

Income from continuing operations before income taxes	10,901	4,357	10,085	27,323	13,920
Income tax expense	3,818	2,673	4,227	11,010	8,904

Income from continuing operations	7,083	1,684	5,858	16,313	5,016
Income (loss) from discontinued operations, net of tax	0	(4,119)	0	823	(31,281)

Net income (loss)	$7,083	$(2,435)	$5,858	$17,136	$(26,265)

Basic income (loss) per common share from:
Continuing operations	$0.16	$0.04	$0.13	$0.36	$0.12
Discontinued operations	0.00	(0.10)	0.00	0.02	(0.78)

Net income (loss)	$0.16	$(0.06)	$0.13	$0.38	$(0.66)

Diluted income (loss) per common share from:
Continuing operations	$0.15	$0.04	$0.12	$0.35	$0.11
Discontinued operations	0.00	(0.09)	0.00	0.02	(0.68)

Net income (loss)	$0.15	$(0.05)	$0.12	$0.37	$(0.57)

Weighted average common shares outstanding:
Basic	44,270	40,440	40,850	41,632	39,913

Diluted	47,296	46,034	46,897	46,709	45,951

Other comprehensive income (loss)	(5)	18	(55)	(70)	48

Comprehensive income (loss)	$7,078	$(2,417)	$5,803	$17,066	$(26,217)

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except per share and operating data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012	2011
Revenue
Nurse and allied healthcare staffing	$174,997	$148,136	$166,331	$653,829	$570,677
Locum tenens staffing	62,739	64,553	67,591	261,431	277,919
Physician permanent placement services	10,105	9,364	9,990	38,691	38,870

	$247,841	$222,053	$243,912	$953,951	$887,466

Reconciliation of Non-GAAP Items:
Segment operating income(1)
Nurse and allied healthcare staffing	$21,601	$18,050	$18,785	$75,907	$62,786
Locum tenens staffing	4,808	3,930	6,298	21,613	21,689
Physician permanent placement services	2,071	2,164	2,201	7,868	10,634

	28,480	24,144	27,284	105,388	95,109
Unallocated corporate overhead	9,256	8,351	8,507	31,674	31,089

Adjusted EBITDA(2)	19,224	15,793	18,777	73,714	64,020
Adjusted EBITDA margin(3)	7.8%	7.1%	7.7%	7.7%	7.2%
Depreciation and amortization	3,469	3,845	3,435	14,151	16,324
Stock-based compensation	1,646	1,713	1,569	6,221	7,098
Acquisition related costs	0	258	0	0	2,951
Interest expense, net	3,208	5,620	3,688	26,019	23,727

Income from continuing operations before income taxes	10,901	4,357	10,085	27,323	13,920
Income tax expense	3,818	2,673	4,227	11,010	8,904

Net income from continuing operations	7,083	1,684	5,858	16,313	5,016

Net income (loss) from discontinued operations	0	(4,119)	0	823	(31,281)

Net income (loss)	$7,083	$(2,435)	$5,858	$17,136	$(26,265)

GAAP based diluted net income (loss) per share (EPS)	$0.15	$(0.05)	$0.12	$0.37	$(0.57)
Adjustments:
Acquisition related costs	0.00	0.00	0.00	0.00	0.04
Debt refinancing	0.00	0.00	0.00	0.12	0.01
Discontinued operations	0.00	0.09	0.00	(0.02)	0.68

Adjusted diluted EPS(4)	$0.15	$0.04	$0.12	$0.47	$0.16

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012	2011
Gross Margin
Nurse and allied healthcare staffing	26.6%	27.4%	26.5%	26.5%	26.8%
Locum tenens staffing	28.0%	25.5%	28.4%	27.9%	25.8%
Physician permanent placement services	65.2%	61.7%	64.1%	62.3%	63.0%
Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment(5)	6,075	5,317	5,884	5,748	5,208
Revenue per traveler per day(6)	$313.11	$302.84	$307.26	$310.79	$300.21
Gross profit per traveler per day(6)	$83.17	$82.91	$81.27	$82.47	$80.55
Locum tenens staffing
Days filled(7)	44,377	47,610	45,868	182,987	199,196
Revenue per day filled(7)	$1,413.77	$1,355.87	$1,473.60	$1,428.69	$1,395.20
Gross profit per day filled(7)	$395.50	$345.50	$418.33	$397.92	$360.05

	As of December 31		As of September 30,
	2012	2011	2012
Leverage ratio (8)	2.4	3.3	2.6

(1)	Segment operating income represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, unallocated corporate overhead, stock-based compensation expense, acquisition related costs, and net income (loss) from discontinued operations, net of tax.
(2)	Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, acquisition related costs, stock-based compensation expense and net income (loss) from discontinued operations, net of tax. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and considers measures used in credit facilities. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income (loss) as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income (loss).
(3)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(4)	Adjusted EPS represents GAAP EPS excluding the impact of debt refinancing, acquisition related costs and net income (loss) from discontinued operations, net of tax. Management believes such a measure provides a picture of the Company’s results that is more comparable among periods since it excludes the impact of items that may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted EPS). Although management believes some of the items excluded from adjusted EPS are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP EPS.
(5)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(6)	Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the Company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.
(7)	Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the Company’s locum tenens staffing segment divided by days filled for the period presented.
(8)	Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the period to the consolidated adjusted EBITDA for the last twelve months.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 31,	September 30,	December 31,
	2012	2012	2011
Assets
Current assets:
Cash and cash equivalents	$5,681	$3,823	$3,962
Accounts receivable, net	142,510	141,881	146,654
Accounts receivable, subcontractor	18,467	19,686	22,497
Deferred income taxes, net	18,123	11,685	19,335
Prepaid and other current assets	18,963	16,575	12,715
Assets held for sale	0	0	7,310

Total current assets	203,744	193,650	212,473
Restricted cash, cash equivalents and investments	18,861	18,917	18,244
Fixed assets, net	14,815	14,968	16,863
Deposits and other assets	19,732	21,391	21,152
Goodwill	123,324	123,324	123,324
Intangible assets, net	136,910	138,523	143,575

Total assets	$517,386	$510,773	$535,631

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	52,619	43,564	49,809
Accrued compensation and benefits	49,443	49,246	43,649
Revolving credit facility	0	0	3,000
Current portion of notes payable	0	12,000	28,125
Other current liabilities	7,463	10,736	13,983
Liabilities related to assets held for sale	0	0	1,486

Total current liabilities	109,525	115,546	140,052
Notes payable, less current portion and discount	158,178	157,996	174,198
Other long-term liabilities	67,572	64,026	61,646

Total liabilities	335,275	337,568	375,896
Preferred stock	0	22,631	24,076
Stockholders’ equity	182,111	150,574	135,659

Total liabilities and stockholders’ equity	$517,386	$510,773	$535,631

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012	2011
Net cash provided by operating activities	$18,450	$6,513	$11,512	$60,512	$19,312
Net cash provided by (used in) investing activities	(1,257)	(1,142)	(2,103)	2,961	(1,981)
Net cash used in financing activities	(15,330)	(6,070)	(21,029)	(61,684)	(15,300)
Effect of exchange rates on cash	(5)	18	(55)	(70)	48

Net increase (decrease) in cash and cash equivalents	1,858	(681)	(11,675)	1,719	2,079
Cash and cash equivalents at beginning of period	3,823	4,643	15,498	3,962	1,883

Cash and cash equivalents at end of period	$5,681	$3,962	$3,823	$5,681	$3,962